Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 22, 2008, covering the financial statements of Etelos, Inc. for the years ended December 31, 2007 and 2006, to be included in this pre-effective Amendment No. 4 registration statement on Form S-1/A to be filed with the Commission on approximately July 29, 2008.

We also consent to the reference to us as experts in the matter of accounting and auditing in this Registration Statement.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Certified Public Accountants

San Francisco, California

July 29, 2008